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                                                                   EXHIBIT 10.19

NON-EMPLOYEE DIRECTORS' COMPENSATION

In fiscal 2006, non-employee directors will receive compensation of $1,000 per month for Board membership and $1,000 for each Board meeting attended and will be reimbursed for out of pocket expenses in connection with attending a Board meeting. Committee members will receive additional compensation of $750 for each Audit and/or Compensation Committee meeting attended, with no additional compensation paid for service on the Nominating and Governance Committee. The chairman of the Board will receive an annual stipend of $4,000 per year, and the chairs of the Audit and Compensation Committees will each receive an annual stipend of $2,000.

Directors who are otherwise employees of the Company do not receive any additional compensation for their service on the Board or any of its committees.